                                                                  EXHIBIT (4)(f)



                  SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY

                         PAYMENT ENHANCEMENT ENDORSEMENT

Notwithstanding any provision in the Contract or Certificate ("Contract") to the contrary, this Payment Enhancement Endorsement (the "Endorsement") becomes a part of the Contract to which it is attached. Should any provision in this Endorsement conflict with the Contract, the provisions of this Endorsement will prevail.

Subject to the terms and conditions set forth below, this Endorsement credits additional amounts to Your Contract Value based on certain Purchase Payment(s) made to Your Contract prior to Age [86].


                                   DEFINITIONS

For purposes of this Endorsement, the following definitions apply. Terms not defined in this Endorsement shall have the same meaning given to them in the Contract.

PAYMENT ENHANCEMENT

Amounts allocated to Your Contract Value by Us. Payment Enhancements are not considered Purchase Payments.

PAYMENT ENHANCEMENT RATE

The percentage applied to each Purchase Payment to calculate the Payment Enhancement.

                         PAYMENT ENHANCEMENT PROVISIONS

ALLOCATION OF PAYMENT ENHANCEMENTS

We will allocate Payment Enhancement(s) to available Variable Portfolio(s) and/or Fixed Account Option(s) in the same proportion as each corresponding Purchase Payment. The Initial Payment Enhancement Rate applicable to the Initial Purchase Payment is as shown on the Contract Data Page.

Payment Enhancement(s) for subsequent Purchase Payment(s) [are limited to the first two Contract Years and] will be determined by the Payment Enhancement Rate in effect at the time Your subsequent Purchase Payment is received by Us. We will send You a confirmation of the Payment Enhancement(s) allocated to Your Contract Value.

If Your death occurs within 12 months of a Payment Enhancement being allocated to Your Contract, We will deduct the Payment Enhancement from the Contract Value or Maximum Anniversary Value, if applicable, when calculating the Death Benefit. Upon Spousal Beneficiary Continuation, if the continuing spouse's date of death occurs within 12 months of a Payment Enhancement being allocated to the Contract, We will deduct the Payment Enhancement from the Contract Value or Maximum Anniversary Value, if applicable, when calculating the Death Benefit payable to the continuing spouse's Beneficiary.

ASE-6257 (5/11)

DURING THE RIGHT TO EXAMINE/RIGHT TO CANCEL PERIOD

If You cancel Your Contract and Your state law requires:

         1. The return of Contract Value, unless required by applicable law or regulation, We will refund the Contract Value as of the business day during which the Contract is received by Us or Your written request to cancel is received by Us in good order. The Contract Value is reduced by the amount of all Payment Enhancements We allocated to Your Contract Value; or

         2. The return of Purchase Payment(s), We will refund the Purchase Payment(s).

We reserve the right to allocate Your Payment Enhancement(s) to a Variable Portfolio with a cash management objective until the end of the Right To Examine/Right To Cancel period.

Signed for the Company to be effective as of the Contract Date.


       /s/ MALLARY L. REZNIK                          /s/ JANA W. GREER
----------------------------------           ----------------------------------
         MALLARY L. REZNIK                              JANA W. GREER
       SENIOR VICE PRESIDENT                              PRESIDENT





                                        2